                                                                    EXHIBIT 23.5



    CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR OF COMMTOUCH SOFTWARE LTD.



     I hereby consent to the references to my name and the inclusion of the information set forth in the Registration Statement on form F-1 of CommTouch Software Ltd., and all amendments thereto, including the information about me as a person who will become a member of its Board of Directors upon the closing of the offering.



                               POWER OF ATTORNEY



     Know all men by these presents, that I constitute and appoint James Collins my true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, herby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof. Witness my hand on the date set forth below.

Date: July 29, 1999                    /s/ Richard Sorkin
                                       ------------------
                                       Richard Sorkin